UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2009

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02; 8.01	Unregistered Sales of Equity Securities; Other Events.

On June 18, 2009, Fifth Third Bancorp (“Fifth Third” or the “Company”) announced the results of its offer (the “Exchange Offer”) to exchange 2,158.8272 shares of the Company’s common stock, no par value and $8,250 in cash, for each set of 250 validly tendered and accepted depositary shares (the “Depositary Shares”) (shares were required to be tendered in integral multiples of 250), each representing a  1/250 th ownership interest in a share of 8.5% Non-Cumulative Perpetual Convertible Preferred Stock, Series G, no par value, $25,000 liquidation preference per share (the “Series G Preferred Stock”), on the terms and subject to the conditions described in the Offer to Exchange, dated May 20, 2009 (the “Offer to Exchange”), and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constituted the Exchange Offer.

On June 22, 2009, the Company completed the settlement of the Exchange Offer. The Company issued 60,121,124 shares of common stock and paid $229,754,622 in cash in exchange for 6,962,250 Depositary Shares. Overall, $696,225,000 million liquidation amount of the Company’s Depositary Shares were validly tendered, not withdrawn and exchanged upon the terms and subject to the conditions set forth in the Offer to Exchange and the related Letter of Transmittal, which represents 62.86% of the aggregate liquidation amount of its Depositary Shares. An aggregate of 6,962,250 Depositary Shares representing 27,849 shares of Series G Preferred Stock were retired upon receipt. After settlement of the exchange offer, 4,112,750 Depositary Shares representing 16,451 shares of Series G Preferred Stock will remain outstanding.

The issuance of common stock to the holders of Depositary Shares in exchange for their Depositary Shares was made by the Company pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of such Act on the basis that the exchange offer constituted an exchange with existing holders of Fifth Third’s securities and no commission or other remuneration was paid or given directly or indirectly to any party for soliciting such exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

June 22, 2009	/s/ ROSS J. KARI
Ross J. Kari
Executive Vice President and Chief Financial Officer